As Filed with the Securities and Exchange Commission June 19, 2006

Registration No.: 333-132107

U.S. SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form SB-2/Pre-Effective Amendment No. 4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Somebox, Inc.

54 Ludlow Street, 4th Floor

New York, NY 10002

646-244-4021

(Address and telephone number of principal executive offices)

Jeremy Seitz

Somebox, Inc.

54 Ludlow Street, 4th Floor

New York, NY 10002

646-244-4021

(Name, address and telephone number of agent for service)

Delaware	7370	58-2667713
(State or other jurisdiction of incorporation or organization)	Primary Industrial Classification	(I.R.S. Employer Identification No.)

WITH A COPY TO

Gary B. Wolff, Esq.

Gary B. Wolff, P.C.

805 Third Avenue

New York, New York 10022

212-644-6446

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

ITEM 26.

RECENT SALES OF UNREGISTERED SECURITIES.

During the three years preceding the filing of this Form SB-2, Registrant has issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs:

 From April 12, 2005, through May 1, 2005, 10,100,000 shares of common stock were issued to 40 individuals including two minor children whose shares (5,000 shares each) were purchased by their father and given to them..  Nine Million Five Hundred Thousand (9,500,000) shares were issued (on April 12, 2005) to the Company’s President.  These 9,500,000 shares were issued at $.0001 per share in exchange for all outstanding membership units of Somebox, LLC, in effect converting the Company from a limited liability company to a C corporation.  An additional 600,000 shares were issued to 39 additional shareholders (including the above-referenced two minor children) at $.001 per share for $600 in cash.  With the exception of such minor children stockholders had an opportunity to ask questions of and receive answers from executive officers of Registrant and were provided with access to Registrant’s documents and records in order to verify the information provided.   Each of these  shareholders (exclusive of the two minor children) who was not an accredited investor represented that he had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the investment, and the Issuer had grounds to reasonably believe immediately prior to making any sale that such purchaser comes within this description.  All transactions were negotiated in face-to-face or telephone discussions between executives of Registrant and the individual purchaser, each of whom, (exclusive of the two minor children)  indicated that they met the definition of “sophisticated” investor as defined in Regulation D, and Somebox has made a determination that each of such investors are “sophisticated investors.”  Because of sophistication of each investor as well as, education, business acumen, financial resources and position, each such investor had an equal or superior bargaining position in its dealings with Somebox.  In addition to providing proof that each shareholder paid for their shares as indicated in their respective investment letters, such letters also verify that each shareholder was told prior to and at the time of his or her investment, that he or she would be required to act independently with regard to the disposition of shares owned by them and each shareholder agreed to act independently. No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted.  The securities bear a restrictive legend, and stop transfer instructions are noted on the stock transfer records of the Registrant.

The foregoing issuances of securities were effected in reliance upon the exemption from registration provided by section 4(2) under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY on the 19th day of June, 2006.

Somebox, Inc.

/s/ Jeremy Seitz

By: Jeremy Seitz, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature(s)	Title(s)	Date

/s/ Jeremy Seitz		June 19 , 2006

By: Jeremy Seitz Chief Executive Officer	President, CEO, CFO, Principal Accounting Officer and Chairman

/s/ Valentina Nakic		June 19, 2006

By: Valentina Nakic	Secretary, Treasurer and Director

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